Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2015 First Quarter

AFS/IBEX Acquisition Closes in First Quarter
Meta Reports Strong Deposit and Loan Growth
FDIC Brokered Deposit Guidance Results in No Financial Impact

Sioux Falls, South Dakota – January 29, 2015, Meta Financial Group, Inc. ® ("MFG," "Meta" or the "Company")

Highlights for the first quarter of fiscal 2015 ended December 31, 2014
•	MFG's fiscal 2015 first quarter net income totaled $3.6 million versus $4.0 million in the first quarter of 2014. First quarter earnings included $1.3 million related to loss on securities and $0.5 million of acquisition-related expenses, including intangible asset amortization. First quarter after tax earnings would have been $4.8 million excluding these items.

•	Total average deposits for the fiscal 2015 first quarter increased by $211.1 million, or 15%, compared to the same period in 2014. Total first quarter average deposits generated by Meta Payment Systems ("MPS") increased by $201.1 million, or 17%, compared to the same period in 2014, due to growth in prepaid card programs, up from 12% same period growth in the fiscal 2014 fourth quarter and 9% same period growth in the fiscal 2014 third quarter. MPS average deposits for the month of December 2014 were up 21% from the month of December 2013.

•	On December 2, 2014, MFG's subsidiary, MetaBank (the "Bank" or "MetaBank"), acquired substantially all of AFS/IBEX Financial Services, Inc.'s ("AFS/IBEX") commercial loan portfolio and related assets and other liabilities. AFS/IBEX was a leading commercial insurance premium finance company. The total purchase price of $99.3 million was paid in cash. The Company acquired assets with approximate fair values of $6.9 million cash and cash equivalents, $74.1 million net loans receivable, $0.6 million other assets, $8.2 million intangible assets including customer relationships, trademark, and non-compete agreements, and $11.6 million goodwill. The Company also assumed liabilities of $2.2 million consisting of accrued expenses and other liabilities. All amounts are at estimated fair market values.

•	In December 2014, Meta announced the launch of an At-The-Market Equity Offering ("ATM Offering"). Meta may sell up to $26.0 million of common stock under the ATM Offering, although the Company expects to sell less than the available limit. Intentions for use of net proceeds include capital support for organic growth, possible acquisitions of bank or nonbank entities and upcoming Basel III requirements. As an additional or alternative means of increasing capital, Meta is also considering selective sales of some portfolio investment securities at a gain.

•	MFG's fiscal 2015 first quarter average assets grew to $2.11 billion compared to $1.79 billion in the fiscal 2014 first quarter, an increase of 18%, primarily driven by deposit growth generated by MPS and Retail Bank loan growth.

•	Net interest income was $13.6 million in the first quarter of fiscal 2015, an improvement of $3.1 million, or 29% compared to $10.5 million in the first quarter of fiscal 2014. The increase was primarily driven by higher average earning assets and improved net interest margin ("NIM").

•	Non-performing assets ("NPAs") were 0.10% of total assets at December 31, 2014, compared to 0.05% at September 30, 2014. Excluding the purchased AFS/IBEX portfolio, NPAs were 0.08% of total assets at December 31, 2014.

•	Tangible book value per common share decreased by $1.93, or 7%, to $25.98 per share at December 31, 2014, from $27.91 per share at September 30, 2014. This decrease is primarily attributable to goodwill and intangible asset increases due to the AFS/IBEX transaction and, to a lesser extent, a less than one percent increase in the number of common shares outstanding. The tangible book value per common share excluding accumulated other comprehensive income was $25.74 as of December 31, 2014, compared to $28.47 as of September 30, 2014.

•	Overall cost of funds at MetaBank was 0.14% during the fiscal 2015 first quarter compared to 0.16% for the prior year first quarter.

•	Return on average assets for the three months ended December 31, 2014, was 0.68% compared to 0.90% for the December 2013 quarter. Without the acquisition-related expenses noted above, return on average assets would have been 0.90% for the December 2014 quarter.

•	Return on average equity for the three months ended December 31, 2014, was 8.04% compared to 10.89% for the December 2013 quarter. Without the acquisition-related expenses noted above, return on average equity would have been 10.63% for the December 2014 quarter.

Meta Financial Group, Inc. (NASDAQ: "CASH" – NEWS) reported fiscal 2015 first quarter net income of $3.6 million, or 58 cents per diluted share, compared to $4.0 million, or 65 cents per diluted share, for the prior year fiscal first quarter. Excluding $1.3 million related to loss on securities and $0.5 of acquisition-related expenses, 2015 first quarter net income after tax would have been $4.8 million or 76 cents per diluted share.

"Meta's 2015 fiscal year is off to a great start," said Chairman and CEO J. Tyler Haahr.  Mr. Haahr commented, "In December, we were able to successfully acquire $74.1 million of commercial insurance premium finance loans and welcome 44 new team members from AFS/IBEX Financial Services who will serve as the Company's platform for future growth in the premium finance industry.

MPS's average deposits grew by 17% during the quarter, and we expect accelerating deposit growth to continue through fiscal 2015.  The Company grew total loans by $97.1 million over the prior quarter and by $188.9 million over the fiscal 2014 first quarter, including the $74.1 million of commercial insurance premium finance loans acquired in December.  Our loan pipeline remains strong and we expect fiscal 2015 total loan growth to be at a similar level to fiscal 2014 loan growth even excluding the $74.1 million acquired in December.

The Company's credit performance also continues to be strong, with NPAs at just 0.10% of total loans.  Going forward, we expect to carry a slightly lower ratio of allowance for loan losses to total loans as the mix of the Company's loan portfolio becomes more heavily weighted towards commercial insurance premium finance loans which historically require lower reserves."

Summary Financial Data *	Three Months Ended
	12/31/2014	9/30/2014	12/31/2013
Net Interest Income - millions	$13.6	$12.3	$10.5
Non Interest Income - millions	12.7	12.6	13.6

Net Income - millions	3.6	3.4	4.0
Diluted Earnings per Share	0.58	0.53	0.65

Net Interest Margin	3.00%	2.85%	2.71%
Non-Performing Assets - % of Total Assets	0.10%	0.05%	0.04%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary
Revenue
Total revenue (net interest income plus non-interest income) for the fiscal 2015 first quarter was $26.3 million compared to $24.1 million for the same quarter last year, an increase of $2.2 million, or 9%.  Excluding the aforementioned securities loss, revenues were up $3.5 million or 15%.

Net Interest Income
Net interest income for the fiscal 2015 first quarter was $13.6 million, up $3.1 million, or 29%, from the same quarter last year, primarily due to growth in lending in the Retail Bank segment.  Additionally, the overall increase was driven by a higher volume of other investments (primarily AA- and AAA- rated general obligation ("GO") municipal bonds) and higher yields realized on government guaranteed mortgage-backed securities ("MBS").  Also, interest expense increased slightly from the comparable 2014 quarter.

NIM increased from 2.71% in the fiscal 2014 first quarter and 2.85% in the fiscal 2014 fourth quarter to 3.00% in the 2015 first quarter even though the acquired premium finance loans were in our portfolio for approximately only one-third of the quarter.  Overall, tax equivalent yield ("TEY") on average earning assets increased by 27 basis points in the 2015 first quarter compared to the 2014 first quarter, primarily due to a 35% increase in the loan portfolio and increased yields achieved in the securities portfolio.  The fiscal 2015 first quarter TEY on MBS increased by 12 basis points and by 17 basis points on non-MBS investment securities compared to the same prior year quarter.  The 2015 first quarter TEY on the securities portfolio increased by 21 basis points compared to the comparable prior year quarter.  The Retail Bank loan portfolio yield increased 26 basis points in the first quarter of 2015 compared to the same quarter of the prior year.  The yield achieved on this growing loan portfolio is much higher than similar duration investments, making the increased loan portfolio asset mix more desirable.  Furthermore, the increase in non-interest-bearing liabilities was another key factor driving the improvement in NIM and highlights the competitive advantage of the continuous growth of the MPS deposit base, particularly if interest rates rise.  The AFS/IBEX transaction further enhances the mix of assets and has the potential to materially increase NIM over time.  The weighted average interest rate of the loans acquired in the AFS/IBEX transaction was approximately 9.2%.  The weighted average remaining maturity of the loans acquired was approximately five months.

The Company's average interest-earning assets for the fiscal 2015 first quarter grew by $299.6 million, or 17%, to $2.03 billion from the same quarter last year primarily from growth in the loan and securities portfolios of $139.3 million and $172.1 million, respectively.  Also contributing to the increase in net interest margin in the most recent quarter was a decrease of 10 basis points in the cost of interest-bearing liabilities.

Overall, the cost of funds for all deposits and borrowings decreased by two basis points, to 0.14%, during the fiscal 2015 first quarter from 0.16% in the 2014 first quarter.  This reduction resulted primarily from ongoing growth in non-interest-bearing deposits generated by MPS programs as well as a decrease in the average rate on time deposits.  The Company believes the lower and more stable cost of funds are distinct and significant competitive advantages, both now and even more so if rates rise.  During a rising rate environment, the Company anticipates that its cost of funds will likely remain low and increase less while asset yields increase, thus providing potential for increasing NIM compared to many other banks.

The Company's average total deposits and interest-bearing liabilities for the fiscal 2015 first quarter increased $290.2 million, or 18% from the same quarter last year, to $1.92 billion.  This increase was generated primarily from an increase in MPS-related non-interest bearing deposits of $207.5 million, or 17%, compared to the same quarter last year.

Non-Interest Income
Fiscal 2015 first quarter non-interest income of $12.7 million decreased $0.9 million, from $13.6 million in the same quarter of 2014, or approximately 7%, but increased $0.1 million, from $12.6 million in the fourth quarter of 2014.  Card fee income increased $0.2 million, or 2%, fiscal 2015 first quarter over fiscal 2014 first quarter.  Year over year non-interest income increased $0.4 million and increased $1.3 million from the fourth quarter of 2014, in both cases excluding the aforementioned loss on sales of securities.  The securities sold were completed on an opportunistic basis with the intent to both minimize the recoupment period, which is expected to be three to six months, and to increase the earnings stream going forward.

Non-Interest Expense
Non-interest expense increased $3.3 million, or 17%, to $22.4 million for the fiscal 2015 first quarter, compared to $19.1 million for the same period in 2014.  Compensation expense increased $1.6 million, or 18%, mainly as a result of additional employees added to support company growth initiatives and the AFS/IBEX transaction.  Other expense increased $0.8 million, with $0.5 million relating to AFS/IBEX transaction costs.

Income tax expense for the fiscal 2015 first quarter was $0.2 million, or an effective tax rate of 5.0%, compared to income tax expense of $1.0 million, or an effective tax rate of 20.6%, for the 2014 first quarter.  The decrease in the effective tax rate is mainly due to our volume of tax-exempt municipal bonds compared to our total pre-tax income, losses on securities sold, and lower income due to the increases in non-interest expense described above.

Loans
Total loans, net of allowance for loan losses, increased $97.4 million, or 20%, to $590.4 million at December 31, 2014 compared to September 30, 2014.  This increase primarily relates to commercial insurance premium finance loans and retail bank loan growth of $74.1 and $18.5 million, respectively.  Loan growth for the Retail Bank from December 31, 2013 to December 31, 2014 was $110.3 million, or 28%.  Meta expects fiscal 2015 loan growth to be at a similar level as seen in fiscal 2014, even excluding the $74.1 million acquired in December.

The Company recorded a provision for loan losses of $48,000 during the fiscal 2015 first quarter, solely related to AFS/IBEX commercial insurance premium finance loans originated after the acquisition.  The Company did not record a provision for loan losses during the three months ended December 31, 2013.  The allowance for loan losses decreased to $5.2 million, or 0.9% of total loans, at December 31, 2014, compared to an allowance of $5.4 million, or 1.1% of total loans, at September 30, 2014, primarily due to net charge-offs of $0.2 million during 2015 and the addition of the AFS/IBEX loan balances, which, as previously noted, require lower reserve levels.  The Retail Bank allowance coverage ratio at December 31, 2014 was slightly above 1.0% of total loans.

Credit Quality
MetaBank's NPAs at December 31, 2014 were $2.1 million, representing 0.10% of total assets, compared to $1.0 million and 0.05% of total assets, at September 30, 2014.  Excluding the purchased portfolio, NPAs were 0.08% of total assets at December 31, 2014.  As had been the case at September 30, 2014, there were no NPAs within the MPS segment at December 31, 2014.

Investments
Total investments and MBS increased by $88.4 million, or 7%, to $1.35 billion at December 31, 2014, as compared to December 31, 2013.  Investment securities increased $120.7 million primarily resulting from purchases of non-bank qualified ("NBQ") municipal securities.  MBS decreased $32.3 million.

Average TEY on the securities portfolio increased by 21 basis points in the first quarter of fiscal 2015 over the same quarter of 2014.  Overall, yield increases within MBS were realized mainly due to reduced premium amortization levels from slowing prepayment speeds during that timeframe.  Yields improved on investment securities mainly due to increased yields achieved in NBQ municipal securities. The Company attributes the yield expansion within its securities portfolio to solid security selection and relative value analysis and is not caused by increased credit risk in the portfolio. The Company believes that credit quality within the securities portfolio remains high.

Total investments and MBS decreased by $71.4 million, or 5%, to $1.35 billion at December 31, 2014 compared to September 30, 2014.  MBS decreased $79.7 million as paydowns and sales exceeded purchases.  A portion of the securities sales were completed to fund the purchase of the AFS/IBEX loan portfolio.  Investment securities increased $8.3 million primarily from purchases of NBQ municipal securities.

The Bank continues to execute its investment strategy of primarily purchasing AA and AAA rated GO, NBQ municipal bonds and agency MBS; however, the Bank also reviews opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise.  The NBQ municipal bonds are tax exempt and as such have a tax equivalent yield higher than their book yield.  With the Company's large volume of non-interest-bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than most other banks can realize on the same instruments due to the Company's current cost of funds and its projected cost of funds if interest rates rise.

Deposits and Other Liabilities
Total average deposits for the fiscal 2015 first quarter increased by $211.1 million, or 15%, compared to the same period in 2014.  Total end-of-period deposits increased $422.3 million, or 31%, to $1.79 billion at December 31, 2014, compared to September 30, 2014.  Average non-interest-bearing checking deposits for the 2015 first quarter were up $207.5 million, or 17%, compared to the same period in 2014.  Non-interest-bearing checking was up $459.7 million at December 31, 2014 from September 30, 2014.  The average balance of total deposits and interest-bearing liabilities was $1.92 billion for the three-month period ended December 31, 2014, compared to $1.63 billion for the same period in 2014.

Business Segment Performance
Meta Payment Systems
During the fiscal 2015 first quarter, MPS recorded earnings of $1.7 million, compared to $2.1 million during the same period last year primarily due to increased compensation expenses.  Total first quarter average MPS-generated deposits increased by $201.1 million, or 17%, due to growth in other prepaid card programs, compared to the same quarter in 2014.  Year over year growth was 12% in September 2014 and 9% in June 2014.  Further acceleration in year over year growth rates is expected through fiscal 2015.  MPS average deposits were up 21% from the month of December 2013 to December 2014.

Traditional Bank
The Retail Bank segment recorded earnings of $1.9 million for the first quarter of fiscal 2015, compared to earnings of $2.3 million in the first quarter of 2014.  The decrease was primarily due to a decrease of $1.3 million in non-interest income, driven by the aforementioned losses on sales of securities and an increase of $1.0 million in non-interest expense, offset in part by an increase of $1.3 million in interest income.

Capital Ratios
At December 31, 2014, MetaBank exceeded federal regulatory minimum capital requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank's Tier 1 (core) capital to adjusted total assets was 8.18% compared to a well-capitalized requirement of 5.0%; its total capital to risk-weighted assets ratio was 18.87% compared to a well-capitalized requirement of 10.0%; and MetaBank's Tier 1 (core) capital to risk-weighted assets ratio was 18.30%, compared to the well-capitalized requirement of 6.0%.  MetaBank's Tier 1 (core) capital to average adjusted total assets ratio was 8.10%.

Other Matters
We commenced sales of common stock under the ATM Offering in December 2014 and issued an aggregate of 16,311 shares of common stock through our ATM Offering during the quarter ended December 31, 2014.  The shares were issued at an average price of $35.34 per share, and we raised proceeds, net of direct selling costs, of $0.56 million during the quarter.  In addition, from January 1, 2015 through January 28, 2015, we issued an additional 167,095 shares of common stock through our ATM Offering.  Those shares were issued at an average price of $33.36 per share, and we raised additional proceeds, net of direct selling costs, of $5.47 million.

On January 5, 2015, the Federal Deposit Insurance Corporation ("FDIC") published industry guidance (the "Guidance") in the form of Frequently Asked Questions with respect to, among other things, the categorization of deposit liabilities as "brokered" deposits.  Following the Company's review of the Guidance, it has determined, effective for the quarter ended December 31, 2014, to treat $1.3 billion or 72% of its deposit liabilities as brokered deposits.

Due to the Bank's status as a "well-capitalized" institution under the FDIC's prompt corrective action regulations, and further with respect to the Bank's financial condition in general, the Company does not anticipate that the Guidance will have an adverse impact on the Company's statements of financial condition or statements of operations going forward nor do we expect that it will have any effect on our ability to grow MPS deposits.  However, should the Bank fail to be well-capitalized in the future, the Bank would be prohibited, absent waiver from the FDIC, from utilizing brokered deposits (i.e. may not accept, renew or rollover brokered deposits), which could produce serious adverse effects on the Company's liquidity and financial condition and results of operations.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, ("Meta Financial" or "the Company" or "us") and its wholly-owned subsidiary, MetaBank® (the "Bank" or "MetaBank"), may from time to time make written or oral "forward-looking statements," including statements contained in this earnings release, in its filings with the Securities and Exchange Commission ("SEC"), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as "may," "hope," "will," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "continue," "could," "future" or the negative of those terms or other words of similar meaning.  You should carefully read statements that contain these words because they discuss our future expectations or state other "forward-looking" information. These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control.  Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® ("MPS"), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States' economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; the ability of the Bank to successfully integrate the operations of AFS/IBEX Financial Services Inc; the scope of restrictions and compliance requirements imposed by the Consent Order entered into by the Company as administered by the Federal Reserve and any other such actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including but not limited to our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company's business as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company's business and prospects are reflected under the headings "Risk Factors" and in other sections of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, those factors addressed in the prospectus supplement and the accompanying prospectus filed in connection with the Company's at-the-market offering and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition
(Dollars In Thousands)
	December 31, 2014	September 30, 2014
Assets
Cash and cash equivalents	$52,470	$29,832
Investments and mortgage-backed securities	1,351,772	1,423,149
Loans receivable, net	590,442	493,007
Other assets	113,379	108,043
Total assets	$2,108,063	$2,054,031

Liabilities
Deposits	$1,788,879	$1,366,541
Other borrowings	112,531	497,721
Other liabilities	22,970	14,967
Total liabilities	1,924,380	1,879,229

Stockholders' equity	183,683	174,802
Total liabilities and stockholders' equity	$2,108,063	$2,054,031

Consolidated Statements of Operations

	For the Three Months
	Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2014	2013

Interest income	$14,232	$11,162
Interest expense	661	649
Net interest income	13,571	10,513
Provision for loan losses	48	-

Net interest income after
provision for loan losses	13,523	10,513
Non-interest income	12,674	13,587
Non-interest expense	22,413	19,061

Income before income tax expense	3,784	5,039
Income tax expense	189	1,037

Net income	$3,595	$4,002

Earnings per common share
Basic	$0.58	$0.66
Diluted	$0.58	$0.65

Selected Financial Information

For the Three Months Ended December 31,	2014	2013

Return on average assets	0.68%	0.90%
Return on average equity	8.04%	10.89%
Average shares outstanding for diluted earnings per share	6,239,356	6,170,948

At Period Ended:	December 31, 2014	September 30, 2014

Equity to total assets	8.71%	8.51%
Book value per common share outstanding	$29.57	$28.33
Tangible book value per common share outstanding	$25.98	$27.91
Tangible book value per common share outstanding excluding AOCI	$25.74	$28.47
Common shares outstanding	6,211,390	6,169,604
Non-performing assets to total assets	0.10%	0.05%